Exhibit E

Execution Version

NOTE PURCHASE AND EXCHANGE AGREEMENT

THIS NOTE PURCHASE AND EXCHANGE AGREEMENT (this “Agreement”), dated as of March 9, 2021, by and among GOODRICH PETROLEUM CORPORATION, a Delaware corporation (the “Company”), GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (the “Subsidiary Guarantor”), ANCHORAGE ILLIQUID OPPORTUNITIES MASTER VII (D), L.P. (“Anchorage”) and certain funds and accounts managed by Franklin Advisers, Inc., as investment manager (“FAV” and together with Anchorage, the “New Purchasers”). Each FAV fund or account, together with its successors and assigns, is referred to herein as an “Exchanging Noteholder” (and together with the New Purchasers, the “Purchasers”).

WHEREAS, the Company previously issued its 13.50% Convertible Second Lien Senior Secured Notes due 2022 (the “Existing Notes”);

WHEREAS, the Company desires to raise additional capital through the issuance of additional notes;

WHEREAS, in furtherance of the foregoing the Company desires to issue to each Exchanging Noteholder the Company’s new 13.50% Convertible Second Lien Senior Secured Notes due 2023 (the “Notes”) in exchange for the Existing Notes (such transaction, the “Exchange”);

WHEREAS, each New Purchaser has agreed to purchase, on the terms and subject to the conditions set forth herein, Notes for cash (the “Issuance”);

WHEREAS, the Notes will be issued pursuant to an Indenture, in the form attached as Exhibit A hereto, to be entered into on the Closing Date (defined below) by and among the Company, the Subsidiary Guarantor and Wilmington Trust, National Association, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”) for the benefit of the Purchasers and any other purchasers of the Notes (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) on the terms and conditions set forth therein and herein; and

WHEREAS, the parties desire to memorialize certain of the Company’s and the Subsidiary Guarantor’s obligations in respect of the purchase of the Exchange and the Issuance.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  DEFINITIONS.

Section 1.01.        Meanings.  Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture attached as Exhibit A hereto.

2.  EXCHANGE AND ISSUANCE CONDITIONS PRECEDENT

Section 2.01.       Exchange; Purchase and Sale. On the Closing Date (i) each Exchanging Noteholder shall deliver or cause to be delivered through the facilities of The Depository Trust Company (“DTC”) to the Company all right, title and interest in and to the Existing Notes held by or Beneficially Owned by it or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, in each case listed on Schedule 1 hereto opposite such Exchanging Noteholder’s name, free and clear of any Liens, together with any documents of conveyance or transfer that the Company or the Trustee may deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to such Existing Notes, free and clear of any Liens, (ii) subject to the terms and conditions hereof, the Company will issue to each Exchanging Noteholder, through the facilities of DTC, Notes in an aggregate principal amount equal to that set forth in Schedule 1 opposite such Exchanging Noteholder’s name and (iii) each New Purchaser shall purchase the principal amount of Notes at the purchase price as set forth in Schedule 2 hereto next to such New Purchaser’s name. The Purchasers shall not be obligated to consummate the Exchange or the Issuance, as applicable, until the date on which each of the following conditions is satisfied (or waived by the New Purchasers, in the New Purchasers’ sole discretion) (such date, the “Closing Date”):

(a)         The Purchasers shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of the reasonable legal fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, special counsel to FAV, and Milbank LLP, special counsel to Anchorage, and all other out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(b)         The New Purchasers shall have received a certificate of the Secretary or an Assistant Secretary of the Company and the Subsidiary Guarantor setting forth (i) resolutions of the Company’s board of directors and the sole member of the Subsidiary Guarantor with respect to the authorization of the Company or the Subsidiary Guarantor to execute and deliver the Note Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Company or the Subsidiary Guarantor (A) who are authorized to sign the Note Documents to which the Company or the Subsidiary Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Indenture and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Company and the Subsidiary Guarantor, certified as being true and complete. The Purchasers may conclusively rely on such certificate until the Trustee receives notice in writing from the Company to the contrary.

(c)         The New Purchasers shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Company and the Subsidiary Guarantor.

(d)        The New Purchasers shall have received a compliance certificate, which shall be substantially in the form described in Section 7.04 of the Indenture, duly and properly executed by an officer of the Company and dated as of the Closing Date.

(e)         The Indenture, in the form attached as Exhibit A hereto, the Intercreditor Agreement, in the form attached as Exhibit B hereto, the Registration Rights Agreement, in the form attached as Exhibit C hereto, and the other Note Documents (including an amended and restated Collateral Agreement), each in form and substance reasonably satisfactory to the Company and the New Purchasers, shall have been duly executed and delivered by the Company and the Subsidiary Guarantor (in such number of counterparts as may be requested by the New Purchasers), the Trustee and the Purchasers, and the 144A Global Note, in the form attached to the Indenture, shall have been duly executed and delivered by the Company and the Subsidiary Guarantor and authenticated by the Trustee and shall have been made eligible for clearance and settlement through the facilities of DTC.

(f)         An amendment to the First Lien Credit Agreement permitting the incurrence of debt in the form of the Issuance and the Exchange and the other transactions contemplated hereby, in form and substance reasonably satisfactory to the Company and the New Purchasers, shall have been executed and delivered to the Purchasers and the Trustee.

(g)         The Purchasers shall have received an opinion of Vinson & Elkins L.L.P., counsel to the Company in form and substance reasonably satisfactory to the Purchasers and the Trustee.

(h)       After giving effect to the Exchange and the Issuance on the Closing Date, the Company and its Subsidiaries shall have no outstanding Indebtedness, contingent liabilities or preferred stock, except (a) Indebtedness incurred pursuant to the Indenture and the other Note Documents and (b) such other existing Indebtedness and contingent liabilities that are permitted under the Indenture.

(i)           The Purchasers shall have received such other documents as the New Purchasers, Pillsbury Winthrop Shaw Pittman LLP or Milbank LLP may reasonably request.

(j)          No Default under the Indenture or this Agreement or any other Indebtedness of the Company or the Subsidiary Guarantor shall have occurred and be continuing or result from the closing of the Transactions.

(k)          No event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have (both before and after giving effect to the transactions contemplated hereby), a Material Adverse Effect.

(l)         The Purchasers shall have received a certificate of an officer of the Company dated as of the Closing Date certifying that the representations and warranties of the Company and the Subsidiary Guarantor set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of the date hereof.

(m)        The representations and warranties of the Company and the Subsidiary Guarantor set forth in the Indenture and in the other Note Documents, as applicable, shall be true and correct in all material respects (except to the extent already qualified by materiality or a term of similar import, in which case, such representations and warranties shall be true and correct in all respects).

(n)        Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall have received duly executed agreements in form and substance satisfactory to the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to Investment Property (as defined in the UCC), or as used in Section 9-104(a) of the UCC as such term relates to deposit accounts) of the deposit accounts of the Company and the Subsidiaries maintained at Wells Fargo Bank, N.A.

(o)         The Purchasers shall have received a certificate of an officer of the Company certifying that the Asset Coverage Ratio as of the Closing Date (after giving effect to the transactions contemplated hereby) is not less than 1.5 to 1.0.

(p)         The Purchasers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act, in each case to the extent requested at least five Business Days prior to the Closing Date.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Subsidiary Guarantor represent and warrant to the Purchasers that on the date hereof:

Section 3.01.        Organization; Powers.

Each of the Company and the Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 3.02.        Authority; Enforceability.

The Transactions are within the Company’s and the Subsidiary Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Company or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Note Document to which the Company and the Subsidiary Guarantor is a party has been duly executed and delivered by the Company and the Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Company and the Subsidiary Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.        Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Company or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Documents as required by the Indenture, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Note Documents and (iii) the filing of any document with the Commission, (b) do not violate any applicable law or regulation in any material respect or the charter, by-laws or other organizational documents of the Company, except any such violation that has been waived prior to the Closing Date, or the Subsidiary Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other instrument binding upon the Company or the Subsidiary Guarantor or its Properties, or give rise to a right thereunder to require any payment to be made by the Company or the Subsidiary Guarantor and (d) will not result in the creation or imposition of any Lien on any Property of the Company or the Subsidiary Guarantor (other than the Liens created by the Note Documents).

Section 3.04.        Financial Condition; Independent Accountants; No Material Adverse Change.

(a)          The historical consolidated financial statements of the Company and its Subsidiaries, together with the related schedules (if any) and notes, included in the reports filed with the Commission comply in all material respects with the applicable requirements of the Exchange Act, have been prepared, in all material respects, in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended applied on a consistent basis throughout the periods covered thereby subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements (such financial information, the “Financial Statements”).

(b)       Moss Adams LLP, who have certified certain financial statements of the Company and its subsidiaries included in the reports filed with the Commission, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(c)          Since December 31, 2020, there has been no event, development or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have (including after giving effect to the Transactions) a Material Adverse Effect.

(d)         Neither the Company nor the Subsidiary Guarantor has on the date hereof any material Indebtedness (including Disqualified Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 3.05.        Litigation.

Except as set forth on Schedule 3.05 hereto, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiary Guarantor (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Note Document or the Transactions.

Section 3.06.        Environmental Matters.

Except for such matters as set forth on Schedule 3.06 hereto or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)         The Company and the Subsidiary Guarantor and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)        The Company and the Subsidiary Guarantor have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Company nor the Subsidiary Guarantor have received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c)         There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Company’s knowledge, threatened against the Company or the Subsidiary Guarantor or any of their respective Properties or as a result of any operations at such Properties.

(d)          None of the Properties of the Company or the Subsidiary Guarantor contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e)       There has been no Release or, to the Company’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Company’s or the Subsidiary Guarantor’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Company, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f)          Neither the Company nor the Subsidiary Guarantor has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real Properties offsite the Company’s or the Subsidiary Guarantor’s Properties and, to the Company’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)        There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Company’s or the Subsidiary Guarantor’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)         The Company and the Subsidiary Guarantor have provided to the Purchasers complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters relating to any alleged or potential non-compliance with or liability under Environmental Laws that are in any of the Company’s or the Subsidiary Guarantor’s possession or control and relating to their respective Properties or operations thereon.

Section 3.07.        Compliance with the Laws and Agreements; No Defaults.

(a)        Each of the Company and the Subsidiary Guarantor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)         No Default has occurred and is continuing.

Section 3.08.        Investment Company Act.

Neither the Company nor the Subsidiary Guarantor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09.        Taxes.

The Company and the Subsidiary Guarantor have each timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiary Guarantor in respect of Taxes and other governmental charges are, in the reasonable opinion of the Company, adequate.  No Tax Lien (other than a Permitted Lien) has been filed and, to the knowledge of the Company, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 3.10.        ERISA.

(a)         The Company, the Subsidiary Guarantor and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)          Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)        No act, omission or transaction has occurred which could result in imposition on the Company, the Subsidiary Guarantor or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)         Full payment when due has been made of all amounts which the Company, the Subsidiary Guarantor or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)         Neither the Company, the Subsidiary Guarantor nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company, the Subsidiary Guarantor or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f)          Neither the Company, the Subsidiary Guarantor nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 3.11.        Disclosure; No Material Misstatements.

(a)  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or the Subsidiary Guarantor to the Trustee or the Purchasers or any of their Affiliates in connection with the negotiation of the Indenture or any other Note Document or delivered hereunder or under any other Note Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and it further being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each reserve report are necessarily based upon professional opinions, estimates and projections and that the Company and the Subsidiary Guarantor do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)  Since December 31, 2020, the documents filed by the Company with the Commission, when they were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.12.        Insurance.

The Company and the Subsidiary Guarantor have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and the Subsidiary Guarantor. The Trustee has been named as an additional insured in respect of such liability insurance policies and the Trustee has been named as loss payee with respect to Property loss insurance.

Section 3.13.        Restriction on Liens.

Neither the Company nor the Subsidiary Guarantor is a party to any material agreement or arrangement (other than the Note Documents, any Capitalized Lease Obligations permitted by clause (10) of the definition of Permitted Liens and the First Lien Credit Agreement), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Trustee and the Purchasers on or in respect of their Properties to secure the Indebtedness in respect of the Notes and the Note Documents.

Section 3.14.        Subsidiaries.

All of the Subsidiaries of the Company and the Subsidiary Guarantor, if any, are set forth on Schedule 3.14 hereto or as may be disclosed in writing to the Trustee (which shall promptly furnish a copy to the Purchaser), which shall be deemed a supplement to Schedule 3.14 hereto.  All Subsidiaries listed on Schedule 3.14 hereto, if any, are Wholly-Owned Subsidiaries.

Section 3.15.        Location of Business and Offices.

The Company’s jurisdiction of organization is Delaware; the name of the Company as listed in the public records of its jurisdiction of organization is Goodrich Petroleum Corporation; and the organizational identification number of the Company in its jurisdiction of organization is 2675735.  The Subsidiary Guarantor’s jurisdiction of organization is Louisiana; the name of the Subsidiary Guarantor as listed in the public records of its jurisdiction of organization is Goodrich Petroleum Company, L.L.C.; and the organizational identification number of the Subsidiary Guarantor in its jurisdiction of organization is 34719938K.  The Company’s and the Subsidiary Guarantor’s principal place of business and chief executive offices are located at the address specified in Section 16.02 of the Indenture.

Section 3.16.        Properties; Titles, Etc.

(a)         The Company and the Subsidiary Guarantor have good and defensible title to the Proved Oil and Gas Properties evaluated in the most recently prepared reserve report and good title to all their personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.24 of the Indenture.  Subject to Section 14.03(b) of the Indenture, on the date hereof all of the Proved Oil and Gas Properties of the Company and the Subsidiary Guarantor are Mortgaged Properties.  After giving full effect to any Permitted Liens, the Company and the Subsidiary Guarantor own the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently prepared reserve report, and the ownership of such Properties shall not in any material respect obligate the Company or any Subsidiary Guarantor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently prepared reserve report that is not offset by a corresponding proportionate increase in the Company’s or such Subsidiary Guarantor’s net revenue interest in such Property.

(b)        All material leases and agreements necessary for the conduct of the business of the Company and the Subsidiary Guarantor are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)        The rights and Properties presently owned, leased or licensed by the Company and the Subsidiary Guarantor including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Company and the Subsidiary Guarantor to conduct their businesses in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)         All of the Properties of the Company and the Subsidiary Guarantor which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)         The Company and the Subsidiary Guarantor own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to their businesses, and the use thereof by the Company or such Subsidiary Guarantor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company and the Subsidiary Guarantor either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 3.17.        Maintenance of Properties.

Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties of the Company and the Subsidiary Guarantor have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Company and the Subsidiary Guarantor. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Company or any Subsidiary Guarantor is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Company or any Subsidiary Guarantor is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Company or any Subsidiary Guarantor that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Company or such Subsidiary Guarantor, in a manner consistent with the Company’s or such Subsidiary Guarantor’s past practices (other than those the failure of which to maintain in accordance with this Section 3.17 could not reasonably be expected to have a Material Adverse Effect).

Section 3.18.        Solvency.

After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company and the Subsidiary Guarantor, taken as a whole, will exceed the aggregate Indebtedness of the Company and the Subsidiary Guarantor on a consolidated basis, (b) each of the Company and the Subsidiary Guarantor will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by each of the Company and the Subsidiary Guarantor and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) each of the Company and the Subsidiary Guarantor will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 3.19.        Sanctions Laws and Regulations.

(a)          Neither the Company nor the Subsidiary Guarantor, or any directors or officers of the Company or the Subsidiary Guarantor or, to the knowledge of the Company and the Subsidiary Guarantor, any brokers or other agents acting at the direction of the foregoing in connection with the Indenture or any other Note Document:

(i)          is (A) the target of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (collectively, “Sanctions”), or (B) located, organized or resident in a Sanctioned Country; or

(ii)           is a Designated Person.

(b)        Neither the Company nor the Subsidiary Guarantor will, directly or, to the knowledge of the Company and the Subsidiary Guarantor, indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as underwriter, advisor, investor, or otherwise).

(c)         The Company and the Subsidiary Guarantor have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued compliance with Sanctions.

Section 3.20.        Foreign Corrupt Practices.

Neither the Company nor the Subsidiary Guarantor, nor, to the knowledge of the Company and the Subsidiary Guarantor, any director, officer, agent, employee or Subsidiary of the Company or the Subsidiary Guarantor, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Company and the Subsidiary Guarantor, and their Subsidiaries have conducted their business in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, such continued compliance therewith.

Section 3.21.        Money Laundering Laws; Embargoed Persons.

(a)         The operations of each of the Company and the Subsidiary Guarantor are and have been conducted by such Person at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the rules and regulations thereunder, and any related or similar laws, regulations or guidelines, issued, administered or enforced by any governmental agency of the United States (including, without limitation, the USA Patriot Act, the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and the Executive Order) (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiary Guarantor with respect to the Money Laundering Laws is pending or threatened in writing.

(b)         Neither the Company nor the Subsidiary Guarantor is, and, to the knowledge of the Company and the Subsidiary Guarantor, none of their respective officers or directors that is acting or benefiting in any capacity in connection with the Notes is, an Embargoed Person.

(c)         Neither the Company nor the Subsidiary Guarantor is, and, to the knowledge of the Company and the Subsidiary Guarantor, none of their respective officers or directors that is acting or benefiting in any capacity in connection with the Notes (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any Property or interests in Property blocked pursuant to any Money Laundering Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Money Laundering Law.

Section 3.22         Federal Reserve Regulations; Exchange Act.

(a)         None of the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

(b)         No portion of the proceeds of any New Issuance Note shall be used in any manner whether directly or indirectly, that causes or could reasonably be expected to cause, such Note or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof or to violate the Exchange Act.

4.  REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING NOTEHOLDERS

Section 4.01.        Ownership of the Existing Notes.

Each Exchanging Noteholder (or, in the case of record ownership, its nominee through which such Exchanging Noteholder holds Existing Notes) is the record and Beneficial Owner, and such Exchanging Noteholder has good, valid and marketable title, free and clear of any Liens, and/or is the authorized manager or investment advisor with respect to, the outstanding amount of Existing Notes set forth next to such Exchanging Noteholder’s name on Schedule 1 hereto, and, has full and unrestricted power to dispose of all of such Existing Notes without the consent or approval of, or any other action on the part of any other person.

5.  COVENANTS.

Section 5.01.        Cancellation of Existing Notes.

All Existing Notes tendered in the Exchange will be cancelled in accordance with that certain Indenture, dated May 31, 2019, by and among the Company, the Subsidiary Guarantor and Wilmington Trust, National Association, as trustee and collateral agent.

6.  NOTE DOCUMENT. This Agreement shall constitute a Note Document for all purposes of the Notes and the other Note Documents.

7.  GOVERNING LAW.  This Agreement shall be construed in accordance with and governed by the laws of New York.

8.  COUNTERPARTS.  This Agreement may be simultaneously executed in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

9.  AUTHORITY.  Each of the undersigned represents that he or she has the authority to execute this Agreement on behalf of the respective party.

10.  BINDING EFFECT; SURVIVAL.  This Agreement shall be binding upon and inure to the benefit of the Company, the Subsidiary Guarantor, the Purchasers and their respective successors and permitted assigns pursuant to the terms of the Indenture; provided that the Company and the Subsidiary Guarantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Purchaser.

11.  AMENDMENTS.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Sections 12.01 and 12.02 of the Indenture.

12.  SEVERABILITY.  In the event any provision of this Agreement shall be held invalid, such provision shall be deemed severable and the remaining provisions hereof shall remain in full force and effect.

13.  INTEGRATION.  This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.  There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter of this Agreement except as are fully expressed herein.

14.  SEVERAL OBLIGATIONS OF PURCHASERS.  Notwithstanding anything herein to the contrary, the obligations of the Purchasers under this Agreement shall be several, not joint, with respect to each Purchaser.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first‑above written.

SUBSIDIARY GUARANTOR:	GOODRICH PETROLEUM COMPANY, L.L.C.
By:
Name:	Michael J. Killelea
Title:	Executive Vice President, General Counsel and Corporate Secretary

COMPANY:	GOODRICH PETROLEUM CORPORATION

By:
Name:	Michael J. Killelea
Title:	Executive Vice President, General Counsel and Corporate Secretary

PURCHASERS:

Funds and Accounts set forth on Schedules 1 and 2 hereto

By: Franklin Advisers, Inc., as Investment Manager

By:
Name:
Title:

ANCHORAGE ILLIQUID OPPORTUNITIES MASTER VII (D), L.P.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:
Name:
Title:

[Signature Page to Note Purchase and Exchange Agreement]

Schedule 1

Exchanging Noteholder	Outstanding Amount of Existing Notes to be Exchanged	Principal Amount of Notes
Franklin High Income Trust – Franklin High Income Fund	$14,560,129	$14,560,129
Franklin Fixed Income R&D Portfolio	$633,050	$633,050
Total	$15,193,179	$15,193,179

Schedule 1

Schedule 2

New Purchaser	Principal Amount of Notes	Purchase Price
Franklin Universal Trust	$1,500,000	$1,500,000
Franklin High Income Trust – Franklin High Income Fund	$1,026,000	$1,026,000
Franklin Templeton Investment Funds – Franklin High Yield Fund	$6,000,000	$6,000,000
Franklin Limited Duration Income Trust	$1,500,000	$1,500,000
Franklin Templeton ETF Trust – Franklin Liberty High Yield Corporate ETF	$800,000	$800,000
Anchorage Illiquid Opportunities Master VII (D), L.P.	$4,174,000	$4,174,000
Total	$15,000,000	$15,000,000

Schedule 2

Schedule 3.05

Litigation

None.

Schedule 3.05

Schedule 3.06

Environmental Matters

None.

Schedule 3.06

Schedule 3.14

Subsidiaries

1. Goodrich Petroleum Company, L.L.C., a Louisiana Limited Liability Company and wholly owned subsidiary of Goodrich Petroleum Corporation.

Schedule 3.14

Exhibit A

[See attached]

A-1

Exhibit B

[See attached]

B-1

Exhibit C

[See attached]

C-1